EXHIBIT 99.1

Contact:	Investor Relations

W. Douglass Harris

William Lyon Homes

(949) 833-3600

WILLIAM LYON HOMES REPORTS FOURTH QUARTER AND

ANNUAL CLOSINGS, ORDERS AND BACKLOG

NEWPORT BEACH, CA—January 3, 2005—William Lyon Homes (NYSE: WLS) announced today preliminary closings, net new home orders and backlog information for the three and twelve months ended December 31, 2004.

The number of homes closed for the twelve months ended December 31, 2004 was 3,471, a record for any year in the Company’s history, and an increase of 24% as compared to 2,804 for the twelve months ended December 31, 2003.

The number of homes closed for the three months ended December 31, 2004 was 1,210, a decrease of 6% as compared to 1,290 for the three months ended December 31, 2003.

Net new home orders for the three months ended December 31, 2004 were 493, a decrease of 35% as compared to a record 761 for the three months ended December 31, 2003.

Net new home orders for the twelve months ended December 31, 2004 were 3,371, a decrease of 2% as compared to a record 3,443 for the twelve months ended December 31, 2003.

Based on record first and second quarter 2004 net new home orders of 2,219, an increase of 30% as compared to the same period in 2003, as previously announced the Company had anticipated a significant reduction in net new home orders for the third and fourth quarters of 2004 when compared to the same period in 2003. The reduction in order activity for the six months ended December 31, 2004 primarily reflects a lack of available product for sale due to stronger than anticipated absorption levels in the previous periods, a decrease in the average number of sales locations, and slower sales in certain of the Company’s markets.

The Company’s backlog of homes sold but not closed was 1,166 at December 31, 2004, a decrease of 8% as compared to 1,266 at December 31, 2003.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Number of net new home orders:
California	330	539	2,112	2,357
Arizona	100	78	677	389
Nevada	63	144	582	697

	493	761	3,371	3,443

Average number of sales locations during period:
California	24	33	28	28
Arizona	6	5	6	6
Nevada	7	6	7	6

	37	44	41	40

Number of homes closed:
California	850	958	2,336	1,926
Arizona	136	101	402	319
Nevada	224	231	733	559

	1,210	1,290	3,471	2,804

Backlog of homes sold but not closed at end of period:
California	602	826
Arizona	482	207
Nevada	82	233

	1,166	1,266

The Company’s net new home orders for the three months ended December 31, 2004 include 147 homes from joint venture communities, compared to 189 homes from joint venture communities in the three months ended December 31, 2003.

The Company’s cancellation rate for the three months ended December 31, 2004 was 29% as compared to 20% for the three months ended December 31, 2003. The Company’s cancellation rate for the twelve months ended December 31, 2004 was 17% as compared to 18% for the twelve months ended December 31, 2003.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at December 31, 2004 had 37 active sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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